SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material pursuant to Rule 14a-1(c) or Rule 14a-12

                                ILX INCORPORATED
         -----------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                                  NANCY STONE
         -----------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ]  $125 per  Exchange  Act  Rules  0-11(c)(1)(ii), 14a-6(i)((1) or
       14a-6(j)(2).
[   ]  $500 per each party to the  controversy  pursuant to Exchange  Act Rule
       14a-6(i)(3).
[   ]  Fee computed on table below per Exchange Act Rules
       14a-6(i)(4) and 0-11.
       1)  Title of each class of securities to which transaction applies:

           -----------------------------------------------------------------
       2)  Aggregate number of securities to which transaction applies:

           -----------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

           -----------------------------------------------------------------
       4)  Proposed maximum aggregate value of transaction:

           -----------------------------------------------------------------
       Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]  Check box if any part of the fee is offset  as provided by Exchange   Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

              ---------------------------------------------
       (2)    Form, Schedule or Registration Statement No.:

              ---------------------------------------------
       (3)    Filing Party:

              ---------------------------------------------
       (4)    Date Filed:

              ---------------------------------------------

                                ILX INCORPORATED


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                           TO BE HELD ON JUNE 24, 1996



To the Shareholders of ILX Incorporated:

                  Notice is hereby given that the 1996 Annual Meeting of shareholders of ILX Incorporated, an Arizona corporation (the "Company"), will be held at its corporate headquarters at 2777 East Camelback Road, Phoenix, Arizona 85016 on the 24th day of June, 1996 at 9:30 a.m., local time, to consider and act upon the following proposals:

         (a) To elect seven (7) directors to serve until the next annual meeting of shareholders of the Company, or until their successors are duly elected and qualified.

         (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

                  The foregoing matters are more fully explained in the accompanying Proxy Statement which is hereby made a part of this notice. All common shareholders of record at the close of business on May 13, 1996, will be entitled to vote at the meeting.

                  All shareholders are cordially invited to attend the meeting in person. You are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the meeting. If you attend the meeting, you may vote your shares in person even if you have signed and returned your proxy card.


                             By order of the Board of Directors,



                             Stephanie D. Castronova
                             Secretary


Phoenix, Arizona
April 19, 1996

                                ILX INCORPORATED

                            2777 East Camelback Road
                             Phoenix, Arizona 85016

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on June 24, 1996

                  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ILX Incorporated, an Arizona corporation (the "Company"), for use at the Company's 1996 Annual Meeting of Shareholders (the "Meeting") to be held on June 24, 1996, at 9:30 a.m., local time, and at any and all adjournments and postponements of the Meeting. The Meeting will be held at the Company's corporate headquarters at 2777 East Camelback Road, Phoenix, Arizona 85016. This Proxy Statement and the accompanying form of Proxy will be first mailed to shareholders on or about May 20, 1996.

                  The holders of the Company's common stock of record at the close of business May 13, 1996, are entitled to vote at the Meeting. A Form of Proxy is enclosed for use at this meeting if you are unable to attend in person. The persons named therein as proxies were selected by the Board of Directors of the Company. The Proxy is solicited by the Board of Directors of the Company. If a Proxy in the accompanying form is duly executed and returned, it will be voted as specified therein. If no specification is made, it will be voted in accordance with recommendations made by the Board of Directors. The Proxy may, nevertheless, be revoked at any time prior to exercise by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and voting in person.

                  The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and form of Proxy and the cost of further solicitation hereinafter referred to is to be borne by the Company and is estimated to be nominal. In addition to the use of the mails, it may be necessary to conduct some solicitation by telephone, telegraph or personal interview. Any such solicitation will be done by the directors, officers and regular employees of the Company; and, in addition, banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy soliciting material to their principals to obtain authorization for the execution of proxies on their behalf. The Company will not pay such persons any compensation for soliciting proxies, but such persons will be reimbursed by the Company for their out-of-pocket expenses incurred in connection therewith.


                                     VOTING

                  At the close of business on March 31, 1996, the Company had issued and outstanding 12,738,021 shares of common stock, each share being entitled to one vote. No other voting class of stock was then or is now outstanding.

                  The holders of the majority of the shares of the Company's common stock outstanding on the record date and entitled to be voted at the Meeting, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof.

                  Shareholders have cumulative voting rights with respect to the election of directors. With cumulative voting, a shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directorships to be filled. A shareholder may cast the votes for one candidate or distribute the votes among two or more candidates. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business.

Abstentions are counted in tabulation of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The seven nominees receiving the most votes shall be deemed elected to the Company's Board of Directors.


                             PRINCIPAL SHAREHOLDERS

                  The following table sets forth, as of March 31, 1996, certain information regarding the beneficial ownership of the common stock of the Company by each person who is known by the Company to own beneficially 5% or more of the common stock:

                                        Amount and
                                        Nature of
Title      Name and Address of          Beneficial          Percentage
of Class   Beneficial Owner(1)          Ownership            of Class
- --------   -------------------          ---------            --------
Common     Edward J. Martori           5,705,086 (3)        44.79%
Common     Joseph P. Martori           5,681,323 (2) (3)    44.60%
Common     Martori Enterprises         5,727,155 (4)        44.96%
           Incorporated
Common     Alan R. Mishkin             2,012,045            15.80%
Common     All Executive               6,334,372 (5)        48.87% (5)(6)
           Officers/Directors

     (1) Unless otherwise indicated, the business address for all listed shareholders is c/o the Company, 2777 East Camelback Road, Phoenix, Arizona 85016.

     (2) Including 11,010 shares owned by Christina Ann Martori, daughter of Joseph P. Martori, under trust dated February 20, 1978, 10,000 shares held by Joseph P. Martori as custodian for his daughter, Arianne Terres Martori, and 1,059 shares held by Joseph P. Martori as trustee under trust dated January 30, 1976.

     (3) Including 5,658,547 shares owned by Martori Enterprises Incorporated and 707 shares owned by the Estate of Edward Joseph Martori of which Edward J. Martori is beneficiary and Joseph P. Martori is trustee. Edward J. Martori and Joseph P. Martori are cousins and are shareholders in Martori Enterprises Incorporated.

     (4) Including 45,832 shares of common stock owned by Edward J. Martori, 22,069 shares owned by Joseph P. Martori [note (2)], 707 shares owned by the Estate of Edward Joseph Martori [Note(3)] and 5,658,547 owned by Martori Enterprises Incorporated.

     (5) Shares deemed to be beneficially owned by more than one officer and/or director were only counted once.

     (6) Options for 222,500 shares held by directors and executive officers are treated as exercised and are included in both the numerator and the denominator.

                  The management of the Company is not aware of any change in control of the Company that has taken place since the beginning of the last fiscal year, nor of any contractual arrangements or pledges of securities the operation of the terms of which may at a subsequent date result in a change in control of the Company.

                              ELECTION OF DIRECTORS

                  The entire Board of Directors is to be elected annually, with each director to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. The persons named as proxies in the enclosed Proxy have been designated by the Board of Directors and they intend to vote "FOR" the election to the Board of Directors of the persons named below, except where authority is withheld by a shareholder.

                  Each of the nominees has consented to be named herein and to serve if elected. However, if any nominee at the time of election is unable or unwilling to serve as a director or is otherwise unavailable for election, the shares represented by proxies will be voted for the election of such other person as the Board of Directors may designate or, in the absence of such designation, for a nominee selected by the proxy agents named in the enclosed Form of Proxy.

                  Certain information concerning the director nominees as of March 31, 1996, is set forth below. Except as set forth herein, none of the nominees are officers or directors of any other publicly-owned corporation or entity.

          Name                                Age                Director
          ----                                ---                  Since
                                                                   -----
          Luis C. Acosta                      44                   1995
          Steven R. Chanen                    42                   1995
          Edward J. Martori                   43                   1993
          Joseph P. Martori                   54                   1986
          James W. Myers                      61                   1995
          Ronald D. Nitzberg                  64                   1986
          Nancy J. Stone                      38                   1989


         Luis C. Acosta has been a director of the Company since July 1995 and has been President and Chief Operating Officer of Varsity Clubs of America Incorporated, a wholly owned subsidiary of the Company, since November 1993. From January 1993 until November 1993, he was President of Destination Guild, a Nebraska corporation, which develops and manages resort hotels. From 1990 to 1993, he was Vice President of Development for Hilton Hotels Corporation, which develops, owns and operates hotels, resorts and casinos.

         Steven R. Chanen has been a director of the Company since July 1995. Since 1987 he has been President and Chief Operating Officer of Chanen Construction Company, Inc., an Arizona corporation.

         Edward J. Martori has been a director of the Company since December 1993. He has been employed as President of Martori Enterprises Incorporated, a principal shareholder of the Company, since 1987. He is a cousin of Joseph P. Martori.

         Joseph P. Martori is a founder of the Company and has been a director since its inception. He has been Chief Executive Officer since January 1994, Chairman of the Board of Directors since September 1991, and was President from January 1994 through December 1995. From 1985 until January 1994, he was a member of the Phoenix, Arizona law firm of Brown & Bain, P.A., where he was the Chairman of the Corporate, Real Estate and Banking Department. Brown & Bain, P.A. currently serves as legal counsel for the Company. He is a cousin of Edward
J. Martori.

         James W. Myers has been a director of the Company since July 1995. Since January 1996, he has been President and founder of Myers Management and Capital Group, an Arizona based company engaged in management consulting and financial advisory services. From 1986 to December 1995 he was President and CEO of Myers Craig Vallone Francoise, Inc., an Arizona corporation engaged in investment banking and management consulting.

         Ronald D. Nitzberg is a founder of the Company and has been a director since its inception. He was the Company's President and Chief Executive Officer from inception until May 1988. He was Chairman of the Board of Directors of the Company from June 1988 through March 1989. Since May 1988, Mr. Nitzberg has been a consultant to the timeshare industry and was Executive Vice President of Debbie Reynolds Resort, Inc., a Nevada corporation, from January 1994 until June 1995.

         Nancy J. Stone has been a director of the Company since April 1989, Executive Vice President and Chief Financial Officer from July 1993 to December 1995, and President and Chief Financial Officer of the Company since January 1996 as well as from January 1990 until April 1992. From 1992 until June 1993, she was on the faculty of North Central College in Naperville, Illinois. From April 1987 until December 1989, she served as the Company's Vice President of Finance and Secretary. She is certified as a public accountant in the States of Arizona and Illinois.

Board of Directors and Committee Meetings

                  The Board of Directors of the Company met three times during the fiscal year ending December 31, 1995. All incumbent directors attended each of the meetings of the Board of Directors, during the period they were directors, and the Committees, if any, upon which such director served during the 1995 fiscal year, except for Edward J. Martori and Ronald D. Nitzberg who each missed one meeting.

                  The Company's Board of Directors maintains an Audit and Finance Committee, a Stock Option Committee, a Compensation Committee and an Executive Committee. There is no nominating committee or any committee performing that function.

Audit and Finance Committee

                  The Audit and Finance Committee is comprised of Mr. Ronald D. Nitzberg and Ms. Nancy J. Stone. The Audit and Finance Committee met once during fiscal year 1995. The functions of the Audit and Finance Committee are to make recommendations to the Board of Directors as to the selection of the firm of independent public accountants, review the results of the audit for each fiscal year, and oversee the Company's policies concerning any sensitive payments or conflicts of interest.

Stock Option Committee

                  The Stock Option Committee is comprised of Messrs. Joseph P. Martori, Edward J. Martori and Ronald D. Nitzberg. The Committee met once during fiscal year 1995. The function of the Committee is to provide recommendations to the Board of Directors regarding the granting of stock options to key employees and directors of the Company.

Compensation Committee

                  The Compensation Committee is comprised of Mr. Edward J. Martori and Ms. Nancy J. Stone. The Committee met once during fiscal year 1995. The function of the Committee is to provide recommendations to the Board of Directors regarding compensation changes for executive officers of the Company and regarding compensation policies and practices of the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  The following is a summary of transactions entered into on behalf of the Company or its subsidiaries since January 1, 1995, in which the amount involved exceeded $60,000 and in which officers, directors, nominees and/or greater than 5% beneficial owners of the Company's common stock (or any immediate family members of the foregoing) had, or will have, a direct or indirect material interest.

                  On September 9, 1991, the Company entered into a guarantee fee agreement with Arthur J. Martori, then an affiliate, and Alan R. Mishkin, who guaranteed a loan to Los Abrigados Partners Limited Partnership ("LAP") in the amount of $5,000,000 from The Valley National Bank of Arizona. The affiliates earned a guarantee fee of $780,000, payable quarterly at the rate of $100 for each Los Abrigados timeshare interest sold. During 1995, LAP paid $145,500 related to this fee. Also, in conjunction with the September 9, 1991 transaction, the affiliates were assigned $185,000 of amounts held back by financial institutions as collateral on the sale of consumer notes receivable. During 1995, the Company paid $4,376 related to these holdbacks. Effective
November 11, 1993, Martori Enterprises Incorporated acquired all of Arthur J. Martori's interest in ILX and its subsidiaries, including his interests in guarantee fees and holdbacks, and his interests in notes receivable, described below. Joseph P. Martori and Edward J. Martori are shareholders of Martori Enterprises Incorporated. In December 1995, Martori Enterprises Incorporated agreed to accept as payment $60,000 cash and $100,000 in a promissory note bearing interest at 10%, interest payable quarterly, principal due in full in December 1999, in full satisfaction of a remaining obligation (following payment of $22,250 in guarantee fees and $4,410 in holdbacks in January 1996) of $173,225 in guarantee fees and $44,073 in holdbacks.

                  Certain affiliates of the Company held a 6% interest in LAP as Class A limited partners (Edward J. Martori 5%, Martori Enterprises Incorporated
 .5%, Wedbush Morgan Securities IRA for Joseph P. Martori .25% and Joseph P. Martori, Trustee .25%). Class A partners Edward J. Martori and Martori Enterprises Incorporated were entitled to receive a 13.5% preferred return and Class A partners Joseph P. Martori as Trustee and Wedbush Morgan Securities for the benefit of Joseph P. Martori were entitled to receive a 22% preferred return. In October 1994, the Company acquired all of the Class A partnership interests in LAP for $1,587,000, effective July 1, 1994. The interests held by Martori Enterprises Incorporated, Edward J. Martori, Joseph P. Martori as Trustee and Wedbush Morgan Securities for the benefit of Joseph P. Martori were acquired in exchange for notes totaling $1,215,750 and cash of $6,000. During fiscal year 1995, $277,682 in principal and $96,949 in interest payments were made on the notes to the affiliated Class A partners and principal of $10,200 was forgiven in exchange for early payoff of the Joseph P. Martori as Trustee and Wedbush Morgan Securities for the benefit of Joseph P. Martori notes. In December 1995, the terms of the note to Edward J. Martori were modified, to be effective in January 1996. The new terms extend the maturity date, and allow the holder at maturity (1999) to exchange the note balance for shares of ILX common stock at $2 per share, provided the exercise does not cause Edward J. Martori's ownership, direct or indirect, of the Company to exceed 50%.

                  Martori Enterprises Incorporated and Alan R. Mishkin hold a 21.5% interest in LAP as Class B limited partners. The Class B Partners are entitled to 13.5% interest on their original Class B LAP capital contributions of $250,000 each. During fiscal year 1995, payments of $67,500 were made to the Class B partners. In February 1996, the LAP partnership agreement was amended to provide the Class B Partners, pro rata, a $200 capital distribution per Los Abrigados timeshare week sold commencing October 1996.

                  The Company leases from affiliates 41 timeshare interests in the Stonehouse at the Los Abrigados resort under a September 1, 1991 license agreement which provides for a payment of $250 per calendar quarter per Stonehouse interval for the five year period commencing October 1, 1991. During 1994, lease payments totaling $25,000 were made to Martori Enterprises Incorporated and Alan R. Mishkin.

                  On September 10, 1991, the Company entered into a management agreement with LAP whereby the Company was appointed the exclusive managing and operating agent for the resort and for the timeshare sales office located at the resort. The Company was also appointed as the exclusive agent for the marketing of timeshare interests of LAP. The agreement provides for fees of $25,000 per month for a term of five years with automatically renewable five-year terms. Management fees in the amount of $300,000 were earned by the Company during the 1995 fiscal year.

                  In August 1992, the Company issued to Martori Enterprises Incorporated, as agent for Edward J. Martori, Martori Enterprises Incorporated, Arthur J. Martori and Alan R. Mishkin, a $770,000 promissory note bearing interest at 14%, collateralized by $810,630 in notes receivable. The promissory note was issued to reduce Class A limited partners' capital contributions by $500,000, Class A priority returns by $149,954, Class B accrued interest by $73,772 and loan guarantee fees by $46,274. Principal payments of $66,506 and interest payments of $42,202 were made during the 1995 fiscal year.

                  In May 1993, the Company borrowed $150,000 from Martori Enterprises Incorporated. The note bears interest at 16%, has a term of four years and was collateralized by approximately $199,000 in notes receivable. During fiscal 1995, principal payments of $104,719 and interest payments of $12,140 were paid on the note.

                  In June 1993, the Company borrowed $100,000 from Martori Enterprises Incorporated. The note bears interest at 16%, has a term of three years and was collateralized by furniture and equipment. Principal payments of $27,965 and interest payments of $1,413 were made on the note during fiscal year 1995.

                  In February 1994, the Company acquired the minority interests in Red Rock Collection Incorporated, an Arizona corporation ("RRC"), held by Alan R. Mishkin and Martori Enterprises Incorporated for consideration of 123,000 shares of restricted ILX common stock and $300,000 in promissory notes which bear interest at 10% and are payable over a thirty six month period. During fiscal year 1995, principal payments of $154,284 and interest payments of $18,217 were made on the notes and $7,316 in principal was forgiven in exchange for early payoff of the Martori Enterprises Incorporated note.

                  In September 1994, the Company, through Genesis Investment Group, Inc., assumed from Martori Enterprises Incorporated an existing option agreement between Martori Enterprises Incorporated and a non-affiliated company which owned 667 weeks at Los Abrigados resort. The option agreement provides that the Company must, if requested, purchase at $2,100 per interval, 25 intervals per month commencing July 1994, and one-half of the intervals remaining on an annual basis. The agreement also provides the Company the right to acquire the intervals for $2,100 each, commencing July 1995. 150 intervals had been acquired by the Company for $315,000 as of December 31, 1995.

                  In July 1995, the Company borrowed $900,000 from Edward J. Martori and from Joseph P. Martori as Trustee for Cynthia J. Polich (Cynthia J. Polich is not an affiliate). The note bore interest at 13.5%, was collateralized by 320 timeshare interests in the Los Abrigados resort, and had a maturity date of July 1998. In December 1995, the terms were modified to extend the maturity date to December 31, 1999, to reduce the interest rate to 10%, to reduce the collateral by 100 timeshare interests, to separate the note into two separate notes, one in the amount of $350,000 and the other in the amount of $550,000, and to provide, at the holder's option, the ability to convert all or a portion of the note balance at maturity into ILX common stock at a price of $2.00 per share, provided, in the case of Edward J. Martori, that the excercise does not cause his ownership, direct or indirect, of the Company to exceed 50%. Also in December 1995, the principal balance on the $550,000 note was reduced to $230,000 as a result of the purchase by Edward J. Martori of the Red Rock Collection building further described below. Interest payments of $42,656 were made on the note during fiscal year 1995.

                  In December 1995, the Company sold the Red Rock Collection building to Edward J. Martori for $500,000, payable by reduction in an existing note of $320,000 in December 1995 and payment of the $180,000 mortgage on the building in January 1996. Red Rock Collection has leased back the building for a monthly rental of $4,000 through December 1996, and has the option to renew the lease for four additional one year periods.

                  The law firm of Brown & Bain, P.A. has served as legal counsel to the Company since the Company's inception. Joseph P. Martori, Chairman of the Company's Board of Directors since September 1991, President from November 1, 1993 to December 31, 1995, and director since inception, was the Chairman of the Corporate, Real Estate and Banking Department of Brown & Bain, P.A. until January 1994. George C. Wallach, Executive Vice President of the Company from February 1995 to December 1995 and Senior Vice President since January 1, 1996, was a partner in Brown & Bain, P.A. until he joined the Company. The Company paid Brown & Bain, P.A. during 1995 for legal services provided in 1995 and prior years. The Company anticipates that it will retain Brown & Bain, P.A. to provide legal services during the 1996 fiscal year.

                 The above-described transactions are believed to be on terms no less favorable to the Company than those available in arms' length transactions with unaffiliated third parties. Each transaction has been approved by independent directors of the Company who are not parties to the transaction.

                        SECURITY OWNERSHIP OF MANAGEMENT

                  The following table sets forth certain information as to the securities of the Company beneficially owned at March 31, 1996, by (i) each director and nominee, (ii) each named executive officer and (iii) all directors and executive officers as a group.

                                               Amount and Nature of
Title of                                      Beneficial Ownership of   Percentage
Class       Name of Beneficial Owner               Common Shares        of Class
- -----       ------------------------               -------------        --------
Common      Edward J. Martori                       5,705,086(1)         44.79%
Common      Joseph P. Martori                       5,681,323(1)(2)      44.60%
Common      Nancy J. Stone                            302,086(5)(6)       2.35%(14)
Common      Ronald D. Nitzberg                        213,031(4)          1.67%(14)
Common      Steven R. Chanen                           25,000(9)             *(14)
Common      James W. Myers                             25,000(9)             *(14)
Common      Luis C. Acosta                             24,900                *
Common      Michael W. Stone                          302,086(7)          2.35%(14)
Common      George C. Wallach                         101,000(3)             *(14)
Common      Edward S. Zielinski                        38,100(8)             *(14)
Common      Donald D. Denton                           12,100(10)(11)        *(14)
Common      Samuel L. Ciatu                            16,000(10)(12)        *(14)
Common      Kenneth W. Cates                                0                *
Common      Directors and Officers as a group       6,334,372(13)        48.87%(13)(14)
                                                   (13 persons)

*    Less than 1%.
(1) Including 5,658,547 shares owned by Martori Enterprises Incorporated and 707 shares owned by the Estate of Edward Joseph Martori of which Edward J. Martori is beneficiary and Joseph P. Martori is trustee. Edward J. Martori is a shareholder in Martori Enterprises Incorporated and a cousin of Joseph
     P. Martori.
(2)  Including 11,010 shares owned by Christina Ann Martori,  daughter of Joseph
     P. Martori, under trust dated February 20, 1978, 10,000 shares held by Joseph P. Martori as custodian for his daughter, Arianne Terres Martori, and 1059 shares held by Joseph P. Martori as trustee under trust dated January 30, 1976.
(3) Including options to purchase 100,000 shares from Martori Enterprises Incorporated at $1.625 per share.
(4) Including options to purchase 20,000 shares from the Company at $1.625 per share.
(5) Including options to purchase 25,000 shares from the Company and 50,000 shares from Martori Enterprises Incorporated at $1.625 per share.
(6) Including options of Michael W. Stone, her husband, to purchase 87,500 shares from the Company at $1.625 per share.
(7) Including options to purchase 87,500 shares from the Company at $1.625 per share and shares held beneficially by his wife, Nancy J. Stone.
(8) Including options to purchase 30,000 shares from the Company at $1.625 per share, and 500 shares held by his wife, Nancy Zielinski.
(9) Including options to purchase 25,000 shares from the Company at $1.50 per share.
(10) Including options to purchase 5,000 shares from the Company at $1.625 per share.
(11) Including 100 shares held by his wife, Linda Denton.
(12) Including 5,000 shares held by his mother, Phyllis J. Ciatu.
(13) Shares deemed to be beneficially owned by more than one officer and/or director were only counted once.
(14) Options held by directors and officers are treated as exercised and are included in both the numerator and denominator.

                              EXECUTIVE MANAGEMENT

                The following table sets forth certain information concerning the Company's executive officers. None of the executive officers are directors or officers of any other publicly owned corporation or entity.

Name                      Age       Position/Term
- ----                      ---       -------------
Joseph P. Martori         54        Chairman  of the  Board  September  1991  to
                                    Present, President November 1993 to December
                                    1995.

Nancy J. Stone            38        President January 1996 to Present, Executive
                                    Vice President July 1993 to December 1995.

Luis C. Acosta            44        President   of  Varsity   Clubs  of  America
                                    Incorporated November 1993 to Present.

Michael W. Stone          41        President    of    Red    Rock    Collection
                                    Incorporated July 1993 to Present.

Edward S. Zielinski       44        Executive  Vice  President  January  1996 to
                                    Present, Senior Vice President January 1994 to December 1995, Vice President December
                                    1992 to December 1993.

Kenneth W. Cates          41        Senior  Vice   President   January  1996  to
                                    Present,  Vice  President  October  1995  to
                                    December 1995.

Samuel L. Ciatu           40        Senior  Vice   President   January  1996  to
                                    Present,  Vice  President  December  1993 to
                                    December 1995.

Donald D. Denton          35        Senior  Vice   President   January  1996  to
                                    Present.

George C. Wallach         59        Senior  Vice   President   January  1996  to
                                    Present,  Executive Vice President  February
                                    1995 to December 1995.

         Joseph P. Martori is a founder of the Company and has been a director since its inception. He has been Chief Executive Officer since January 1994, Chairman of the Board of Directors since September 1991, and President from January 1994 to December 1995. From 1985 until January 1994, he was a member of the Phoenix, Arizona law firm of Brown & Bain, P.A., where he was the Chairman of the Corporate, Real Estate and Banking Department. Brown & Bain, P.A. currently serves as legal counsel for the Company.

         Nancy J. Stone has been a director of the Company since April 1989, Executive Vice President and Chief Financial Officer from July 1993 to December 1995, and President and Chief Financial Officer of the Company since January 1996 as well as from January 1990 until April 1992. From 1992 until June 1993, she was on the faculty of North Central College in Naperville, Illinois. From April 1987 until December 1989, she served as the Company's Vice President of Finance and Secretary. She is certified as a public accountant in the States of Arizona and Illinois. Ms. Stone is the wife of Michael W. Stone, President of Red Rock Collection Incorporated, a wholly owned subsidiary of the Company.

         Luis C. Acosta has been President and Chief Operating Officer of Varsity Clubs of America Incorporated since November 1993. From January 1993 until November 1993, he was President of Destination Guild, a Nebraska corporation, which develops and manages resort hotels. From 1990 to 1993, he was Vice President of Development for Hilton Hotels Corporation, which develops, owns and operates hotels, resorts and casinos.

         Michael W. Stone has been President of Red Rock Collection Incorporated since July 1993. From 1992 to 1993, he was Vice President of S.L. Cooper and Associates, a Virginia based company, engaged in distribution of filing and material handling equipment, and was responsible for new product development and introduction, distribution and sales. From 1987 to 1992, he was National Sales Manager of Richards-Wilcox, an Aurora, Illinois division of White Consolidated Industries, engaged in manufacturing and sales of office and material handling equipment. Mr. Stone is the husband of Nancy J. Stone, President and Chief Financial Officer of ILX Incorporated.

         George C. Wallach has been Senior Vice President since January 1996 and was Executive Vice President from February 1995 until December 1995. From February 1986 until January 1995, he was a member and director of the Phoenix, Arizona law firm of Brown and Bain, P.A., specializing in real estate and business transactions.

         Edward S. Zielinski has been Executive Vice President since January 1996, Senior Vice President from January 1994 to December 1995, Vice President and General Manager of Los Abrigados resort since December 1992, and Executive Assistant Manager of Los Abrigados resort from November 1988 until November 1992.

         Samuel L. Ciatu has been Senior Vice President since January 1996, and Vice President from December 1993 to December 1995. From November 1990 to October 1993 he was Director of Marketing for Rawhide Operating Company, Inc., an Arizona corporation which operates Rawhide, the western-theme attraction in Scottsdale, Arizona.

         Donald D. Denton has been Senior Vice President since January 1996 and Timeshare Sales Manager at Los Abrigados resort since February 1993. From January 1990 to January 1993, he was Timeshare General Sales Manager of Success Marketing, an Arizona company engaged in timeshare sales.

         Kenneth M. Cates has been Senior Vice President since January 1996 and Vice President from October 1995 until December 1995. From May 1995 to October 1995, he was Facility Manager, responsible for telemarketing operations for Somar, a North Carolina based company. From June 1994 to May 1995, he was Regional Marketing Manager for Peppertree Resorts, a North Carolina timeshare developer. From 1993 to 1994, he was self employed offering marketing services to the timeshare industry in Oregon and North Carolina. From 1988 to 1993, he was Marketing Director for Eagle Crest Resort, a timeshare resort in Oregon.

                       COMPENSATION OF EXECUTIVE OFFICERS

                  The following table shows, for the fiscal years ended December 31, 1993, 1994, and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the Company's Chief Executive Officer and other most highly compensated executive officers receiving compensation in excess of $100,000 in all capacities in which they serve.

                           SUMMARY COMPENSATION TABLE

                                                                            Long Term
                                                                           Compensation               All Other
                                      Annual Compensation                     Awards               Compensation(2)
                                      -------------------                     ------               ---------------
                                                                       Securities Underlying
                                 Year        Salary         Bonus        Stock Options (#)
                                 ----        ------         -----        -----------------
Joseph P. Martori
   President and Chief          1995         $204,877         -                    -                      -
   Executive Officer(4)         1994         $200,875         -                    -                      -
                                1993         $ 30,709         -                    -                      -

Nancy J. Stone
   Executive                    1995         $125,489      $  1,953(3)             -                      -
   Vice President(4)            1994         $ 95,646         -                25,000(1)                  -
                                1993         $ 44,373         -                    -                      -

Luis C. Acosta
   President of Varsity         1995         $125,000           -(6)               -                      -
   Clubs of America             1994         $114,231           -                  -                      -
   Incorporated                 1993         $  9,615           -                  -                      -


Alan J. Tucker
   Executive Vice               1995         $116,351      $ 22,500                -                      -
   President(5)                 1994         $148,667      $ 30,000            25,000(1)                  -
                                1993         $ 75,000      $105,737                -                      -

Donald D. Denton (7)
                                1995         $ 36,000      $135,311 (8)(9)         -                      -
                                1994         $ 36,000      $151,777 (8)         5,000                     -
                                1993         $ 27,000      $ 61,015 (8)            -                      -

(1) Excludes options to purchase 50,000 shares from Martori Enterprises Incorporated for $1.625 per share.
(2) Excludes Profit Sharing Plan contributions on behalf of the executive officer. During 1994 the Company adopted a Profit Sharing Plan and has since declared 1994 and 1995 contributions. No executive officer was allocated more than $3,800 for the 1994 plan year. The allocation of the 1995 contribution among participants has not yet been made. No executive officer is expected to be allocated more than $4,000 for the 1995 plan year.
(3) Represents 2,500 shares of restricted ILX common stock at $.78125 per share.

(4) Nancy J. Stone was appointed President and Chief Operating Officer January 1, 1996. Mr. Martori remains Chairman and Chief Executive Officer.
(5)  Alan J. Tucker terminated employment with the Company on October 19, 1995.
(6) Excludes bonus payable in 1996 based on services provided in 1995 in the amount of $10,000 cash, 15,000 shares of unregistered ILX common stock and $13,990 cancellation of indebtedness.
(7) Donald D. Denton was appointed Senior Vice President January 1, 1996. Mr. Denton was not an executive officer of the Company on December 31, 1995.
(8)  Including commissions on sales of timeshare interests.
(9) Including $1,563 representing 2,000 shares of restricted ILX Common Stock at $.78125 per share.


                      OPTION GRANTS IN THE LAST FISCAL YEAR

                  No stock options or stock appreciation rights were granted to named executive officers or to other employees in 1995.


                      OPTION EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR END
                                  OPTION VALUES

                  The following table sets forth information regarding option exercises by named executive officers during 1995 and unexercised options held by named executive officers at December 31, 1995.

                                                   Number of
                                                    Securities          Value of
                                                   Underlying          Unexercised
                                                  Unexercised         In-the-Money
                                                    Options at        Options at
                                                      Fiscal              Fiscal
                                                  Year-End (#)        Year-End ($)
                                                  ------------        ------------
                       Shares
                     Acquired on      Value      Exercisable (E)     Exercisable (E)
       Name          Exercise (#)  Realized ($) Unexercisable (U)   Unexercisable (U)
       ----          ------------  ------------ -----------------   -----------------
Alan J. Tucker             0            $0          25,000(E)(1)           $0
                                                         0(U)              $0
Nancy J. Stone             0            $0          25,000(E)(2)           $0
                                                         0(U)              $0
Donald D. Denton(3)        0            $0           5,000(E)              $0
                                                         0(U)              $0

(1) Alan J. Tucker terminated employment with the Company on October 19, 1995. The 25,000 options outstanding at December 31, 1995 expired without exercise on January 19, 1996.
(2) Excludes options of Michael W. Stone, her husband, to purchase 87,500 shares at $1.625 per share. Such options were not in-the-money at December 31, 1995.
(3) Donald D. Denton was appointed Senior Vice President January 1, 1996. Mr. Denton was not an executive officer of the Company on December 31, 1995.

                               OTHER COMPENSATION

                  The Company's policy is to pay a fee per Board of Directors meeting attended by directors who are not employees of the Company, and reimburse all directors for actual expenses incurred in connection with attending meetings of the Board of Directors. The fee per Board of Directors meeting attended by a non-employee director is $1,000.

                  In July 1995, non-employee directors James W. Myers and Steven
R. Chanen were granted options to purchase 25,000 shares each of common stock at the price of $2.00 per share which was the market price on the date of grant. The exercise price was reduced to $1.50 per share in December 1995. The options will expire in 2000 or six months from the date the individual ceases to be a director, whichever is earlier. The options were granted as compensation for services provided in 1995.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

         It is the Company's policy to compensate its executives in a manner which aligns their interests with the long-term interests of the Company's shareholders. Through its compensation policies the Company also seeks to attract and retain senior executives and reward executives for their collective and individual contribution to the leadership and short-term and long-term growth and profitability of the Company. The Company compensates its executives through a mixture of base salary, discretionary bonuses, and discretionary stock option grants. The principal component of executive compensation to date has been base salary.

         Base Salary. Each executive of the Company receives a base salary which is intended to be competitive with similarly situated executives in companies of a similar size and nature. In setting base salaries for 1995, the Compensation Committee considered the executive's position relative to other executives, overall responsibility, the achievement of past performance objectives, and compensation information gleaned informally with respect to similar companies.

         In 1994, the salary of the Company's Chief Executive Officer was set through negotiations with the Board of Directors at an annual rate of $200,000 plus annual cost of living increases. Accordingly, in November 1995, Mr. Martori's salary was increased to $215,000. Mr. Martori's future salary will be subject to review by and negotiation with the Company's Board of Directors based upon achievement of subjective and objective performance factors, with the final salary determination to reflect a subjective judgment of the Board of Directors. Effective January 1, 1996, Mr. Martori elected to decrease his salary to $135,000.

         Discretionary Options. From time to time, the Company has granted stock options to executives to recognize significant performance and to encourage them to take an equity stake in the Company. In making past option awards, the Compensation Committee has reviewed the overall performance of the executives and the Company has awarded options on a discretionary basis, based upon a largely subjective determination. No stock options were granted to executive officers during 1995.

         Bonuses. From time to time, the Company has granted bonuses to executive officers who, in the discretion of the Company's Compensation Committee, have performed in a manner meriting recognition above and beyond their base salary. In addition, during 1993, the Company instituted a performance bonus for one of its principal executives with responsibility for the Company's Varsity Clubs Program, which performance bonus will be tied to the achievement of certain defined key objectives. Specifically, a bonus of between $30,000 and $50,000 will be granted upon the opening of each Varsity Clubs site and, in addition, on an annual basis, a bonus of ten percent of the net income of Varsity Clubs of America Incorporated (net of cumulative prior period net losses) will be granted and paid in cash or, at the employee's option, in common stock at a price tied to the price of the stock on the first business day of the preceding calendar year. During 1995, the first Varsity Clubs site was opened and a bonus payable in restricted stock (15,000 shares), cash ($10,000) and forgiveness of debt ($13,990) was paid to the executive in February 1996. No bonus based on net income has been earned or paid to date.

         The Company has established a plan for the Senior Vice President responsible for the Kohl's Ranch Lodge timeshare and resort operations whereby the executive will be granted, on an annual basis, a bonus equal to ten percent of the net income, subject to direct and indirect charges, of the Kohl's Ranch Lodge. Prior year (cumulative) losses are offset against cumulative net income in determining the bonus payable.

         The  Compensation   Committee  is  contemplating  the  use  of  similar
         performance-based bonuses for other executives. Such bonuses are likely to be paid in unregistered shares of the Company's common stock.

         Profit Sharing Plan. In 1994, the Company adopted a Profit Sharing Plan for the benefit of all employees, including executive officers. A contribution of $75,000 was declared for the 1995 fiscal year and will be funded in 1996. Allocation among the participants of the amount to be contributed has not yet occurred. The allocation is not expected to exceed $4,000 for any executive officer.

         Stock Option Plans. The Company has adopted 1987, 1992 and 1995 Stock Option Plans pursuant to which options (which terms as used herein includes both incentive stock options and non-statutory stock options) may be granted to key employees, including executive officers, directors and consultants, who are determined by the Stock Option Committee to have contributed in the past, or who may be expected to contribute materially in the future, to the success of the Company. The exercise price of the options granted pursuant to the Plan shall be not less than the fair market value of the shares on the date of grant and employee and director holders must be employees or directors of the Company for at least one year before exercising the option. Options are exercisable over a five year period from date of grant if the optionee was a ten percent or more shareholder immediately prior to the granting of the option and over a ten-year period if the optionee was not a ten percent shareholder. No options were granted to executive officers or other employees during fiscal year 1995.

         Compliance with Section 162(m) of Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended ("Tax Code"), limits the corporate deduction for compensation paid to the named executive officers identified in the Company's proxy statement to $1,000,000 per year, unless certain requirements are met. The Compensation Committee has reviewed the impact of the Tax Code provision on the current compensation package for executives. No executives will exceed the applicable limit. The Compensation Committee will continue to review the impact of this Tax Code Section and make appropriate recommendations to shareholders in the future.


         Compensation Committee Interlocks and Insider Participation

         Mr. Joseph P. Martori is a member of the Stock Option Committee and Ms. Nancy J. Stone is a member of the Compensation Committee. Mr. Martori and Ms. Stone are officers of the Company.


April 19, 1996                                                 Edward J. Martori
                                                                  Nancy J. Stone

         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY, NASDAQ
                        MARKET INDEX AND SIC CODE INDEX

         The data below compares the cumulative total return, assuming reinvestment of dividends, of the Company's common stock with the NASDAQ National Market Index and the SIC Code 701 Index (hotels and motels) from January 1, 1991 to December 31, 1995. The Company has selected SIC code 701 based on its belief that it is the most applicable comparison, based upon the absence of data regarding publicly owned timeshare companies which derive substantial revenues from hotel/motel operations.

                 Comparison of Five Year Cumulative Total Return
              among investments in the Company's Common Stock, the
             NASDAQ National Market Index and the SIC Code 701 Index

Company             1990      1991      1992      1993      1994       1995
- -------             ----      ----      ----      ----      ----       ----

ILX Incorporated   100.00   1,000.00  1,100.00  2,450.08  1,800.00    2,300.00

Industry Index     100.00     116.10    165.57    323.48    283.86    294.83

Broad Market       100.00     128.38    129.64    155.50    163.26    211.77

                         INDEPENDENT PUBLIC ACCOUNTANTS

                  At the determination of the Board of Directors, the accounting firm of Deloitte & Touche LLP, certified public accountants, has served as the Company's auditors for the fiscal years ending December 31, 1990 through December 31, 1995. The Board of Directors has again selected Deloitte & Touche LLP to serve as the Company's independent accountants for the fiscal year ending December 31, 1996. One or more representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                              FINANCIAL INFORMATION

                  The Company's financial statements and management's discussion and analysis of the Company's financial condition and results of operation are set forth in the Company's Annual Report, which is hereby incorporated by reference. An Annual Report will be mailed to all common shareholders of record at the close of business on May 13, 1996, concurrently with the mailing of this Proxy Statement. UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1995, WITHOUT EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED IN WRITING TO THE COMPANY AT 2777 EAST CAMELBACK ROAD, PHOENIX, ARIZONA 85016, ATTENTION:
SECRETARY.

                              STOCKHOLDER PROPOSALS

                  In order for proposals to be considered for inclusion in the Proxy Statement and Proxy for the 1997 Annual Meeting of Shareholders, such proposals must have been received by the Secretary of the Company no later than January 22, 1997, and must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

                  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Based solely upon the written representations of the Company's directors, executive officers and ten percent holders and review of Forms 3, 4, and 5 and amendments thereto furnished to the Company, the Company is aware of the following late filings for the year ended December 31, 1995:

                                                                   Total
                                 Number of Late                Transactions
Individual                          Reports                       Covered
- ----------                          -------                       -------

Steven R. Chanen                      2                              1
Samuel L. Ciatu                       1                              1
James W. Myers                        2                              1
Nancy J. Stone                        1                              1
George C. Wallach                     1                              1
Edward S. Zielinski                   1                              1

         All of the above individuals have made their appropriate Form 5 filings at the time of the mailing of the Proxy.

                                                          The Board of Directors

Phoenix, Arizona
April 19, 1996

ILX Incorporated
2777 East Camelback Road
Phoenix, Arizona 85016
                                      PROXY
           This Proxy is solicited on Behalf of the Board of Directors

                  The undersigned hereby appoints Nancy J. Stone and Samuel L. Ciatu as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of ILX Incorporated held of record by the undersigned on May 13, 1996, at the Annual Meeting of Shareholders to be held June 24, 1996, or any adjournment thereof.

1.       ELECTION OF DIRECTORS
         FOR all nominees listed below (except as marked below)    _____________

         WITHHOLD AUTHORITY to vote for all nominees               _____________

         NOMINEES FOR TERM ENDING IN 1997: Luis C. Acosta, Steven R. Chanen, Edward J. Martori, Joseph P. Martori, James W. Myers, Ronald D. Nitzberg, Nancy J. Stone.

         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                   _____FOR       _____AGAINST      _____ABSTAIN

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposal 1 and in the proxies' discretion on matters arising under 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

          __________________________________________
                           Signature

          __________________________________________
                           Signature if held jointly


                                                   DATED _________________, 1996